Main Street Announces Second Quarter 2018 Financial Results

Second Quarter 2018 Net Investment Income Increased to $0.66 Per Share

Second Quarter 2018 Distributable Net Investment Income(1) Increased to $0.70 Per Share

Net Asset Value Increased to $23.96 Per Share

HOUSTON, Aug. 2, 2018 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the second quarter of 2018.

Second Quarter 2018 Highlights

  Net investment income of $39.5 million (or $0.66 per share), representing a 21% increase from the second quarter of 2017
  Distributable net investment income(1) of $41.9 million (or $0.70 per share), representing an 18% increase from the second quarter of 2017
  Total investment income of $59.9 million, representing a 19% increase from the second quarter of 2017
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.6%
  Net increase in net assets resulting from operations of $55.5 million (or $0.93 per share)
  Return on equity(2) for the trailing twelve month period ended June 30, 2018 of 13.6%
  Declared regular monthly dividends totaling $0.57 per share for the third quarter of 2018, or $0.19 per share for each of July, August and September 2018, representing a 2.7% increase from the regular monthly dividends paid for the third quarter of 2017
  Paid semi-annual supplemental cash dividend of $0.275 per share in June 2018
  Net asset value of $23.96 per share at June 30, 2018, representing an increase of $0.43 per share, or 1.8%, compared to $23.53 per share at December 31, 2017, or an increase of $0.71 per share, or 3.0%, after excluding the effect of the semi-annual supplemental cash dividend paid in June 2018
  Completed $52.2 million in total lower middle market ("LMM") portfolio investments, including investments totaling $35.2 million in one new LMM portfolio company, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $10.6 million in total LMM portfolio investments
  Net decrease of $23.4 million in middle market portfolio investments
  Net increase of $21.0 million in private loan portfolio investments
  Amended revolving credit facility ("Credit Facility") to increase the total commitments to $655.0 million and to extend the maturity to September 2023
  Redeemed the 6.125% Notes due 2023 (the "6.125% Notes") effective April 1, 2018

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased with our operating results for the second quarter of 2018, a quarter during which we significantly increased our total investment income over the same period in the prior year and generated record distributable net investment income per share, and generated a meaningful increase in our net asset value per share. We believe that the ability to increase both our distributable net investment income and net asset value per share on a consistent quarterly basis continues to illustrate the unique benefits of our differentiated investment strategy and operating structure. As a result of our positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by approximately 23%. In addition, we also generated a net increase in net assets from operations of $0.93 per share, which represented an annualized return on equity for the quarter in excess of 15%."

Second Quarter 2018 Operating Results

The following table provides a summary of our operating results for the second quarter of 2018:

	Three Months Ended June 30,
	2018	2017	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 44,265	$ 39,065	$ 5,200	13%
Dividend income	13,680	8,128	5,552	68%
Fee income	1,924	3,078	(1,154)	(37%)
Total investment income	$ 59,869	$ 50,271	$ 9,598	19%

Net investment income	$ 39,512	$ 32,693	$ 6,819	21%
Net investment income per share	$ 0.66	$ 0.58	$ 0.08	14%

Distributable net investment income (1)	$ 41,944	$ 35,491	$ 6,453	18%
Distributable net investment income per share (1)	$ 0.70	$ 0.63	$ 0.07	11%

Net increase in net assets resulting from operations	$ 55,451	$ 42,829	$ 12,622	29%
Net increase in net assets resulting from operations per share	$ 0.93	$ 0.76	$ 0.17	22%

The $9.6 million increase in total investment income in the second quarter of 2018 from the comparable period of the prior year was principally attributable to a $5.6 million increase in dividend income from investment portfolio equity investments and a $5.2 million net increase in interest income primarily related to higher average levels of investment portfolio debt investments, partially offset by a decrease in interest income associated with prepayment, repricing and other activities involving existing investment portfolio debt investments, with these increases partially offset by a $1.2 million decrease in fee income. The $9.6 million increase in total investment income in the second quarter of 2018 includes $3.5 million related to elevated dividend income activity from certain investment portfolio equity investments that is considered to be less consistent on a recurring basis or non-recurring, partially offset by a decrease of $1.2 million related to lower accelerated prepayment, repricing and other activity for certain investment portfolio debt investments when compared to the same period in the prior year.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $17.9 million in the second quarter of 2018 from $14.8 million for the corresponding period of 2017. This comparable period increase in cash operating expenses was principally attributable to (i) a $2.0 million increase in interest expense, primarily due to (a) a $2.3 million increase as a result of the issuance of our 4.50% Notes due 2022 in November 2017, (b) a $0.7 million increase from the Small Business Investment Company ("SBIC") debentures due to the higher average balance outstanding and (c) a $0.5 million increase from the Credit Facility due to an increase in the market-based interest rate, which was partially offset by a lower average balance outstanding, with these increases partially offset by a decrease of $1.5 million resulting from the redemption of the 6.125% Notes effective April 1, 2018 and (ii) a $1.1 million increase in compensation expense related to increases in the number of personnel, base compensation levels and incentive compensation accruals in the second quarter of 2018. Our Operating Expense to Assets Ratio for the second quarter of 2018 was 1.6% on an annualized basis, compared to 1.7% for the second quarter of 2017 and 1.6% for the year ended December 31, 2017.

The $6.8 million increase in net investment income was primarily attributable to the increase in total investment income, partially offset by higher operating expenses both as discussed above.

The $6.5 million increase in the second quarter of 2018 in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses both as discussed above. Distributable net investment income on a per share basis for the second quarter of 2018 reflects (i) a net increase of approximately $0.04 per share from the comparable period in 2017 attributable to the net effect of the elevated dividend income activity, partially offset by the decrease in the comparable levels of accelerated prepayment, repricing and other activity as discussed above and (ii) a greater number of average shares outstanding compared to the corresponding period in 2017 primarily due to shares issued through our at-the-market, or ATM, program, shares issued pursuant to our equity incentive plans and shares issued pursuant to our dividend reinvestment plan.

The $12.6 million improvement in the net increase in net assets resulting from operations was primarily the result of (i) a $31.3 million improvement in net unrealized appreciation from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses), (ii) a $6.8 million increase in net investment income as discussed above and (iii) a $0.9 million decrease in the income tax provision, with these improvements partially offset by (i) $24.9 million decrease in the net realized gain (loss) from investments to a net realized loss of $13.9 million for the second quarter of 2018 and (ii) a $1.5 million net realized loss on extinguishment of debt related to the redemption of the 6.125% Notes in the second quarter of 2018. The net realized loss from investments of $13.9 million for the second quarter of 2018 was primarily the result of (i) the net realized loss of $14.4 million resulting primarily from losses on the exits of two LMM investments and other activity in the LMM portfolio, partially offset by the realized gain on the exit of one LMM investment and (ii) the realized loss of $1.1 million on the exit of a middle market investment, with these losses partially offset by the realized gain of $1.4 million on the exit of a private loan investment.

The following table provides a summary of the total net unrealized appreciation of $32.7 million for the second quarter of 2018:

Three Months Ended June 30, 2018
	LMM (a)	Middle Market	Private Loan	Other		Total
(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods due to net realized (gains / income) losses recognized
during the current period	$ 10.4	$ -	$ (1.7)	$ (0.1)		$ 8.6
Net unrealized appreciation (depreciation) relating to portfolio investments	13.3	(4.4)	0.8	14.4	(b)	24.1
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ 23.7	$ (4.4)	$ (0.9)	$ 14.3		$ 32.7

Unrealized depreciation relating to SBIC debentures (c)						-
Total net unrealized appreciation						$ 32.7

(a)	LMM includes unrealized appreciation on 19 LMM portfolio investments and unrealized depreciation on 16 LMM portfolio investments.
(b)	Other includes $13.9 million of unrealized appreciation relating to the External Investment Manager, as defined below, and $0.5 million of net unrealized appreciation relating to the other portfolio.
(c)	Relates to unrealized depreciation on the SBIC debentures held by Main Street Capital II, LP which are accounted for on a fair value basis.

The income tax provision for the second quarter of 2018 of $1.3 million principally consisted of a deferred tax provision of $2.2 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary bookâ€‘tax differences, offset by a current U.S. federal and state income tax benefit of $0.9 million.

Liquidity and Capital Resources

As of June 30, 2018, we had $40.5 million in cash and cash equivalents and $366.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of June 30, 2018 are as follows:

  Our Credit Facility included $655.0 million in total commitments from a diversified group of sixteen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $800.0 million.
  $289.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 3.9%.
  $313.8 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries, with $32.2 million of remaining capacity under the permitted maximum regulatory amount of SBIC debentures. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.7% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs in 2019, and the weighted-average remaining duration was approximately 5.7 years.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2022"). The 4.50% Notes due 2022 mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2019"). The 4.50% Notes due 2019 mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,447.4 million, or $23.96 per share.

Investment Portfolio Information as of June 30, 2018 (3)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of June 30, 2018:

	As of June 30, 2018
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	70	57	54
Fair value	$ 1,084.9	$ 591.6	$ 516.8
Cost	$ 909.6	$ 608.0	$ 543.2
% of portfolio at cost - debt	68.6%	97.3%	93.6%
% of portfolio at cost - equity	31.4%	2.7%	6.4%
% of debt investments at cost secured by first priority lien	98.4%	89.4%	94.4%
Weighted-average annual effective yield (b)	12.2%	9.4%	9.8%
Average EBITDA (c)	$ 5.0	$ 91.1	$ 42.0

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 38%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including four LMM portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 174% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.3 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.6 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.3 to 1.0 and 2.6 to 1.0, respectively.(3) (4)

As of June 30, 2018, we had other portfolio investments in eleven companies, collectively totaling $108.1 million in fair value and $113.7 million in cost basis, which comprised approximately 4.6% of our investment portfolio at fair value.

As of June 30, 2018, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $62.7 million, which comprised approximately 2.7% of our investment portfolio at fair value.

As of June 30, 2018, we had five investments on non-accrual status, which comprised approximately 1.2% of the total investment portfolio at fair value and approximately 3.5% at cost. Our total portfolio investments at fair value were approximately 109% of the related cost basis as of June 30, 2018.

External Investment Manager

The External Investment Manager is a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties. The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the second quarter of 2018, the External Investment Manager generated $2.9 million of fee income from this relationship, and HMS Income ended the second quarter of 2018 with total assets of over $1.1 billion. The relationship with HMS Income benefited our net investment income by $2.7 million in the second quarter of 2018 through a $1.7 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $1.0 million of dividend income we received from the External Investment Manager.

Second Quarter 2018 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, August 3, 2018 at 10:00 a.m. Eastern Time to discuss the second quarter 2018 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, August 10, 2018 and may be accessed by dialing 201-612-7415 and using the passcode 13681010#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Second Quarter 2018 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1)  Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the trailing twelve month period.

(3) Portfolio company financial information has not been independently verified by Main Street.

(4) These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Mark Roberson / mroberson@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 23,875	$ 14,590	$ 45,830	$ 27,576
Affiliate investments	8,515	9,568	17,587	19,468
Non-Control/Non-Affiliate investments	27,479	26,113	52,395	51,116
Total investment income	59,869	50,271	115,812	98,160
EXPENSES:
Interest	(10,833)	(8,793)	(21,098)	(17,400)
Compensation	(5,673)	(4,555)	(11,164)	(8,985)
General and administrative	(3,097)	(3,060)	(6,071)	(6,000)
Share-based compensation	(2,432)	(2,798)	(4,735)	(5,067)
Expenses allocated to the External Investment Manager	1,678	1,628	3,744	3,152
Total expenses	(20,357)	(17,578)	(39,324)	(34,300)
NET INVESTMENT INCOME	39,512	32,693	76,488	63,860

NET REALIZED GAIN (LOSS):
Control investments	(8,413)	3,789	4,681	3,108
Affiliate investments	-	(115)	-	22,816
Non-Control/Non-Affiliate investments	(5,531)	7,307	(11,165)	12,625
Realized loss on extinguishment of debt	(1,522)	-	(2,896)	(5,217)
Total net realized gain (loss)	(15,466)	10,981	(9,380)	33,332

NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	26,046	5,166	3,072	17,046
Affiliate investments	(376)	(674)	13,862	(26,796)
Non-Control/Non-Affiliate investments	7,041	(3,127)	4,895	(10,976)
SBIC debentures	(10)	(36)	1,348	5,629
Total net unrealized appreciation (depreciation)	32,701	1,329	23,177	(15,097)

INCOME TAXES:
Federal and state income, excise and other taxes	852	(438)	(34)	(1,690)
Deferred taxes	(2,148)	(1,736)	(282)	(6,122)
Income tax provision	(1,296)	(2,174)	(316)	(7,812)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 55,451	$ 42,829	$ 89,969	$ 74,283

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.66	$ 0.58	$ 1.29	$ 1.15
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.93	$ 0.76	$ 1.52	$ 1.33

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.570	$ 0.555	$ 1.140	$ 1.110
Supplemental dividends	0.275	0.275	0.275	0.275
Total dividends	$ 0.845	$ 0.830	$ 1.415	$ 1.385

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	59,828,751	56,166,782	59,343,199	55,648,854

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	June 30, 2018	December 31, 2017
ASSETS	(Unaudited)

Investments at fair value:
Control investments	$ 913,963	$ 750,706
Affiliate investments	341,416	338,854
Non-Control/Non-Affiliate investments	1,108,752	1,081,745
Total investments	2,364,131	2,171,305

Cash and cash equivalents	40,484	51,528
Interest receivable and other assets	38,743	36,343
Receivable for securities sold	13,295	2,382
Deferred financing costs, net	4,692	3,837

Total assets	$ 2,461,345	$ 2,265,395

LIABILITIES

Credit facility	$ 289,000	$ 64,000
SBIC debentures (par: $313,800 and $295,800 as of June 30, 2018 and December 31, 2017, respectively)	306,418	288,483
4.50% Notes due 2022 (par: $185,000 as of both June 30, 2018 and December 31, 2017)	182,319	182,015
4.50% Notes due 2019 (par: $175,000 as of both June 30, 2018 and December 31, 2017)	173,977	173,616
6.125% Notes (par: $0 and $90,655 as of June 30, 2018 and December 31, 2017, respectively)	-	89,057
Accounts payable and other liabilities	16,599	20,168
Payable for securities purchased	17,889	40,716
Interest payable	5,477	5,273
Dividend payable	11,477	11,146
Deferred tax liability, net	10,835	10,553

Total liabilities	1,013,991	885,027

NET ASSETS

Common stock	603	586
Additional paid-in capital	1,371,983	1,310,780
Accumulated net investment income, net of cumulative dividends	(1,168)	7,921
Accumulated net realized gain from investments, net of cumulative dividends	(68,120)	(60,114)
Net unrealized appreciation, net of income taxes	144,056	121,195

Total net assets	1,447,354	1,380,368

Total liabilities and net assets	$ 2,461,345	$ 2,265,395

NET ASSET VALUE PER SHARE	$ 23.96	$ 23.53

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net investment income	$ 39,512	$ 32,693	$ 76,488	$ 63,860
Share-based compensation expense	2,432	2,798	4,735	5,067
Distributable net investment income (1)	$ 41,944	$ 35,491	$ 81,223	$ 68,927

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.66	$ 0.58	$ 1.29	$ 1.15
Distributable net investment income per share -
Basic and diluted (1)	$ 0.70	$ 0.63	$ 1.37	$ 1.24

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.